Exhibit 99.1

Corporate Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101 USA	Kimberlee Sinclair Corporate Communications +1 651 236 5823 kimberlee.sinclair@hbfuller.com Maximillian Marcy Investor Relations +1 651 236 5062 max.marcy@hbfuller.com

NEWS	For Immediate Release	June 25, 2014

H.B. Fuller Company Signs Agreement to Acquire Tonsan

New Business Supports Growth in Fast-Growing Durable Assembly Markets

ST. PAUL, Minn.—H.B. Fuller Company (NYSE: FUL) announced today that it has signed an agreement to purchase Tonsan Adhesive, Inc. With this acquisition, H.B. Fuller will add strong customer relationships in high-value, fast-growing engineering adhesives markets, state-of-the-art manufacturing facilities, and strong product and technology development capabilities. With a solid record of growth and proven technical expertise, Tonsan’s current annual revenue is about $100 million with normalized EBITDA of just under $20 million.

Engineering adhesives make up approximately 30 percent of the global adhesives market, and the segment is expected to grow at rates significantly above the average for the adhesives industry. The market is characterized by technology formulations that provide high-value solutions to address unique and demanding customer requirements. Tonsan, the largest independent engineering adhesives provider in China, offers silicone, epoxy, anaerobic and cyanoacrylate technologies that will facilitate H.B. Fuller’s global entry into this important segment. Tonsan develops, manufactures and sells a comprehensive range of engineering adhesive products for key durable assembly markets, such as transportation (automotive, rail and shipbuilding), machinery, photovoltaic, electronics and electrical appliances. H.B. Fuller’s global infrastructure will enable the delivery of Tonsan’s technologies and products around the world and specifically to key global customers.

H.B. Fuller will acquire 95 percent of the equity of Tonsan for cash consideration of Rmb 1.4 billion, or about $230 million. The four founding shareholders of Tonsan will remain with the company as a part of the leadership team and retain a minority equity interest.

“With this acquisition, we enter the fast-growing and profitable engineering adhesives market and strengthen our business in China,” said H.B. Fuller President and Chief Executive Officer Jim Owens. “Together with Tonsan’s management, we will grow in China and expand this business around the globe in ways that were not possible when Tonsan was an independent Chinese company. This acquisition will launch H.B. Fuller into some of the most exciting and profitable segments of the adhesives industry.”

Subject to customary closing conditions and regulatory approvals, the transaction is expected to close in the fourth quarter of this year.

About H.B. Fuller Company:

For over 125 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. With fiscal 2013 net revenue of $2.05 billion, H.B. Fuller’s commitment to innovation brings together people, products and processes that answer and solve some of the world’s biggest challenges. Our reliable, responsive service creates lasting, rewarding connections with customers in packaging, hygiene, general assembly, electronic and assembly materials, paper converting, woodworking, construction, automotive and consumer businesses. And our promise to our people connects them with opportunities to innovate and thrive. For more information, visit us at www.hbfuller.com and subscribe to our blog.

About Tonsan:

Tonsan is a high-tech enterprise specializing in R&D, manufacturing and sale of engineering adhesives. Since its incorporation in 1993, the company has been helping customers solve adhesion problems in machine manufacturing, assembly and maintenance by relying on its high-quality products, optimal service and expertise in engineering adhesive applications. For more information, visit www.tonsan.com.

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